Exhibit 99.3
CERTAIN DEFINITIONS
As used in this exhibit, unless otherwise noted or the context otherwise requires,

•
“we,” “our,” “us,” “Tesoro Logistics,” “TLLP,” and “the Partnership” refer to Tesoro Logistics LP and its subsidiaries as a combined entity and, when used in a historical context, refer to Tesoro Logistics LP Predecessor, our predecessor for accounting purposes;

•
“Finance Corp.” refers to Tesoro Logistics Finance Corp., a wholly owned subsidiary of TLLP that has no material assets and was formed for the purpose of being a co-issuer of the notes and the existing notes and a guarantor of certain of our other indebtedness;

•	“the Issuers” refers to Tesoro Logistics and Finance Corp. as co-issuers of the notes but not to any of their subsidiaries;

•	“general partner” and “TLGP” refer to Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP;

•	“TLLP Predecessor” or “our predecessor” refers to Tesoro Logistics LP Predecessor, the predecessor of Tesoro Logistics LP for accounting purposes;

•
“Predecessors” refers collectively to the historical results of TLLP Predecessor and each of the Martinez Terminal, the Long Beach Assets and the Anacortes Rail Facility prior to our acquisition of each;

•
“Tesoro” refers to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner (Tesoro Corporation is a holding company and conducts all operations through its subsidiaries);

•	“TRMC” refers to Tesoro Refining & Marketing Company LLC, a subsidiary of Tesoro Corporation;

•
“Carson Assets Acquisition” refers to our acquisition on June 1, 2013 through TLGP of six marketing and storage terminals located in Southern California and certain assets and properties related thereto;

•	“Carson Terminal Assets” refers to the six marketing and storage terminals located in Southern California and certain assets and properties related thereto acquired in the Carson Assets Acquisition;

•	“Chevron Acquisition” refers to our acquisition on June 19, 2013 of the Northwest Products System from Chevron Pipe Line Company and the Northwest Terminalling Company;

•
“Equity Offering” refers to the registered public offering on January 14, 2013 by TLLP of 9,775,000 common units, including 1,275,000 common units issued pursuant to the exercise of the underwriters’ over-allotment option on January 9, 2013, at a public offering price of $41.70 per unit;

•	“Revolver Amendment” refers to the amendment to our revolving credit facility entered into on May 22, 2013 which increased the loan availability from $500.0 million to $575.0 million;

•	“Refinancing Transactions” refers to this offering, the use of proceeds therefrom and the payment of fees and expenses related to this offering; and

•
“Transactions” collectively refers to the Chevron Acquisition, the Carson Assets Acquisition, the Revolver Amendment, borrowings of $544 million under the revolving credit facility and the issuance of $96 million of equity to TLGP to fund the Carson Assets Acquisition, the Refinancing Transactions, and the payment of estimated fees and expenses in connection with the foregoing.

The Transactions
Please see “Certain Definitions” for the definitions of certain terms used in this section.
The Refinancing Transactions
We intend to use the proceeds of this offering to repay a portion of the borrowings under our revolving credit facility that were used to fund the cash portion of the consideration for the Carson Assets Acquisition, as described below. We intend to pay fees and expenses of $5.0 million related to this offering, including initial purchasers’ discounts and commissions and professional fees, from cash on hand.

Carson Assets Acquisition

On June 1, 2013, we acquired through TLGP six marketing and storage terminals located in Southern California and certain assets and properties related thereto from TRMC in exchange for total consideration of $640 million, comprised of $544 million of cash financed with borrowings under our revolving credit facility and the issuance of equity to TLGP with a combined fair value of $96 million. The equity was comprised of 2% general partner units to maintain TLGP’s 2% general partner interest in us and 98% common units representing slightly more than a 3% limited partner interest in us. We estimate that this acquisition, including the entering into of the new commercial agreements and the amendments to the omnibus agreement and the operational services agreement entered into between TLLP and Tesoro in connection with the Carson Assets Acquisition described below, will result in approximately $60 million to $65 million of incremental annual EBITDA on a going forward basis (consisting of an increase of $31 million to $36 million in net income and adjustments of $10 million from depreciation and amortization expenses and $19 million from net interest and financing costs (assuming an equal split of debt and equity financing)). However, the actual incremental effect of this acquisition on EBITDA, including the effect on revenues and changes in operating efficiencies, may vary given the assumptions underlying these estimates.

The Carson Terminal Assets consist of:

•	a crude oil storage facility in Carson, California, including five above-ground storage tanks;

•	a marketing terminal in Bloomington, California, including a covered four-lane truck loading rack, nine active above-ground storage tanks and three additive/oily water tanks;

•
a storage terminal and rack location in Long Beach, California, including 31 above-ground storage tanks, six 10,000-gallon additive tanks, a six-lane truck rack together with a storage terminal, including two double-bottom storage tanks and related pipelines;

•	a storage terminal and rack location in Signal Hill, California, including 23 above-ground storage tanks and a five-lane truck rack;

•	a marketing terminal in San Diego, California, including a covered three-lane truck loading rack, nine above-ground storage tanks and an equipment shop;

•
a marketing terminal in South Gate, California, including a covered eight-lane truck loading rack, nine active above-ground storage tanks, two additive tanks, one horizontal tank, four out-of-service tanks, a four-bay storage building and two offloading stations; and

•	certain related assets used in connection with the foregoing terminals.

In addition, we will assume certain of TRMC’s rights and obligations with respect to the Carson Terminal Assets under the purchase and sale agreement pursuant to which TRMC acquired the assets from BP West Coast Products LLC.

TRMC retained responsibility for remediation of the known environmental liabilities due to the use or operation of the Carson Terminal Assets prior to the acquisition (“Pre-Closing”), and has indemnified the Partnership for any losses incurred by the Partnership arising out of those remediation obligations. The indemnification for unknown Pre-Closing remediation liabilities is limited to five years. The Partnership commenced managing the operation of all of the assets associated with the Carson Assets Acquisition and receiving fees for services as of June 1, 2013. At the time of the Carson Assets Acquisition, TLGP hired approximately 65 employees to manage the operations. The Partnership reimburses Tesoro for operational expenses related to the Carson Terminal Assets under the terms of the Amendment and Restatement of Schedules to the Amended and Restated Operational Services Schedules (the “Amended Operational Services Schedules”), which became effective on June 1, 2013. The additional annual cost under the Amended Operational Services Schedules for the Carson Terminal Assets is $1.6 million. Additionally, the annual fee we pay to Tesoro for administrative services increased by $1.5 million to $4.0 million under the Amended and Restated Omnibus Agreement, which became effective on June 1, 2013.

Chevron Pipeline Assets Acquisition

On December 6, 2012, we entered into asset sale and purchase agreements (the “Purchase Agreements”) to purchase for $400.0 million the Northwest Products System from Chevron Pipe Line Company and the Northwest Terminalling Company, which consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission (“FERC”)-regulated common carrier products pipeline running from Salt Lake City, Utah to Spokane, Washington, and a 5-mile jet fuel pipeline to the Salt Lake City International Airport. It also included certain assets of the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals. The refined products terminals are not subject to FERC regulation. The common carrier pipeline’s rates are grandfathered and are subject to the same standards and procedures as our High Plains pipeline as discussed under the caption “Items 1. and 2. Business and Properties - Rate and Other Regulations” in our Annual Report for the year ended December 31, 2012 (“2012 Annual Report”). The common carrier pipeline is the primary source of refined products to southern Idaho and is a major supplier of refined products to eastern Washington. Delivery volumes on the system averaged approximately 87,000 bpd in 2012. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 56,000 bpd in 2012.

On May 17, 2013, we entered into an amendment (the “Amendment”) to the Purchase Agreements. The Amendment reduces the aggregate purchase price from $400 million to $355 million. In addition, the Amendment addresses the responsibilities of the parties in connection with the release of diesel fuel that occurred at Chevron’s Northwest Products Pipeline System near Utah’s Willard Bay on March 18, 2013. Chevron Pipe Line Company will retain financial and operational responsibility to remediate the site of the release for a period of two years, in addition to paying any monetary fines and penalties assessed by any government authority arising from this incident. Remediation of the site of the release is likely to be concluded prior to the two year period, excluding any future monitoring requirements. On June 19, 2013, we completed the Chevron Acquisition in accordance with the terms of the Purchase Agreements, as amended. We estimate that this acquisition will result in approximately $30 million to $35 million of incremental annual EBITDA on a going forward basis (consisting of an increase of $1 million to $6 million in net income and adjustments of $18 million from depreciation and amortization expenses and $11 million from net interest and financing costs (assuming an equal split of debt and equity financing)). However, the actual incremental effect of this acquisition on EBITDA, including the effect on revenues and changes in operating efficiencies, may vary given the assumptions underlying these estimates.

We expect to spend approximately $15 million to $25 million over the next two years to implement a detailed inspection program, including costs to perform repairs as undertaken as result of such inspections as they are intended to improve the integrity of the Northwest Products Pipeline System. This includes the costs to comply with a Corrective Action Order issued on March 22, 2013 by the Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation in connection with the release of diesel fuel described above and also takes into consideration estimated costs of inspection and repairs which we will perform on other sections of the pipeline. The Partnership recognized an estimated $17 million of environmental liabilities assumed in connection with the Northwest Products System, which includes $11.9 million related to the Corrective Action Order and $3.9 million in costs unrelated to the Diesel Pipeline Release as of June 30, 2013.

Recent Equity Offering

On January 14, 2013, we closed a registered public offering of 9,775,000 common units, including 1,275,000 common units issued pursuant to the exercise of the underwriters’ over-allotment option on January 9, 2013, at a public offering price of $41.70 per unit. After closing of the Equity Offering, we initially used the net proceeds of $391.6 million to make short-term liquid investments and then applied a portion of such amount to fund the Chevron Acquisition described above. We expect to use the remainder of the net proceeds for general partnership purposes.

The Revolver Amendment

On May 22, 2013, we entered into an amendment to our amended and restated credit agreement (as amended, the “revolving credit facility”) dated as of January 4, 2013, with Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Revolver Amendment increased the total revolving loan availability from $500 million to $575 million. The Revolver Amendment also modified the definition of Consolidated EBITDA in the revolving credit facility to allow for the add back of certain costs and expenses related to repairs and testing in connection with the Chevron Acquisition and amended the calculation of the Consolidated Leverage Ratio under the revolving credit facility to reduce the consolidated funded indebtedness by our unrestricted cash and cash equivalents.

The revolving credit facility is guaranteed by all of our subsidiaries and secured by substantially all of our assets and those of our subsidiaries. The revolving credit facility is scheduled to mature on December 31, 2017.

Summary Historical and Pro Forma Combined Consolidated Financial and Operating Data

The following table shows summary historical combined consolidated financial and operating data for the Partnership and our Predecessors for the periods and as of the dates presented. The summary historical combined consolidated financial and operating data contain (i) the combined financial results of TLLP Predecessor, our predecessor for accounting purposes, as of and for the year ended December 31, 2010 and for the period from January 1, 2011 through April 25, 2011 and (ii) the combined consolidated financial results of the Partnership for the period from April 26, 2011 (the date the Partnership commenced operations) through December 31, 2011, as of December 31, 2011, as of and for the year ended December 31, 2012 and as of and for the three months ended March 31, 2012 and 2013. The TLLP Predecessor information includes the financial results of the initial net assets contributed by Tesoro during the initial public offering through April 25, 2011.

During 2012, we entered into the Martinez Acquisition, the Long Beach Acquisition, and the Anacortes Acquisition (collectively, the “Acquisitions from Tesoro”). These transactions were transfers between entities under common control. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the assets acquired in these transactions prior to the effective date of each acquisition. There was no financial statement impact related to the Anacortes Acquisition prior to 2012 as the costs of construction were recorded in 2012. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview and Business Strategy” in our 2012 Annual Report for further information.

The combined consolidated financial data as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 were derived from our audited consolidated financial statements. The combined consolidated financial data as of December 31, 2010 is derived from our audited combined financial statements. The unaudited combined consolidated financial data as of March 31, 2013 and for the three months ended March 31, 2012 and 2013 were derived from our unaudited condensed combined consolidated financial statements and the unaudited combined consolidated financial data as of March 31, 2012 is derived from our unaudited condensed combined consolidated financial statements, each of which have been prepared on a basis consistent with our audited combined consolidated financial statements. In the opinion of management, such unaudited combined consolidated financial data as of and for the three months ended March 31, 2012 and 2013 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. However, operating results for interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year.

There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues since completion of our initial public offering (“IPO”) and following the Acquisitions from Tesoro. Our assets, including the Martinez Terminal, the Long Beach Assets and the Anacortes Rail Facility, were historically part of the integrated operations of Tesoro, and our Predecessors generally recognized only the costs and did not record revenue associated with the trucking, terminalling, storage and short-haul pipeline transportation services provided to Tesoro on an intercompany basis. Accordingly, the revenues in our Predecessors’ historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by FERC and the North Dakota Public Service Commission on our High Plains system. For this reason, as well as the other factors described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview and Business Strategy - Factors Affecting the Comparability of Our Financial Results” in our 2012 Annual Report, our results of operations may not be comparable to our Predecessors’ historical results.

The unaudited pro forma condensed combined consolidated financial information reflects adjustments to the historical combined consolidated financial statements of TLLP to give effect to: (i) in the case of the statement of operations data, the Chevron Acquisition and the Equity Offering and (ii) in the case of the balance sheet data, the Transactions. The pro forma adjustments have been prepared as if (i) in the case of the statement of operations data, the Chevron Acquisition and the Equity Offering had taken place on January 1, 2012 and (ii) in the case of the balance sheet data, the Transactions had taken place as of March 31, 2013. See “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and “The Transactions.”

We have not adjusted the statements of operations data for the Carson Assets Acquisition as it constitutes an acquisition of assets pursuant to Rule 11-01(d) of Regulation S-X and separate pre-acquisition financial statements for the Carson Terminal Assets were not required and have not been prepared. Therefore, we do not have the necessary historical information to adjust the statements of operations data to include historical information of the Carson Terminal Assets. Accordingly, we have also not adjusted the statements of operations data to give effect to the Refinancing Transactions as they are directly related to the Carson Assets Acquisition.

Historical adjustments for the Chevron Acquisition are based on the statements of revenues and direct operating expenses of the Northwest Products System and were prepared from the historical accounting records of Chevron Pipe Line Company. The Northwest Products System represents a portion of the operations of both Chevron Pipe Line Company and Northwest Terminalling Company and therefore, is not a stand-alone legal entity. Accordingly, historical financial statements in accordance with GAAP have not previously been prepared, nor is it practicable to prepare separate, historical financial statements for the Northwest Products System. The statements of revenues and direct operating expenses vary from a complete income statement prepared in accordance with GAAP because they exclude indirect expenses, such as certain general and administrative expenses, interest expense, depreciation and amortization, income taxes and the allocation of corporate overhead costs. Therefore, the results set forth in the statements of revenues and direct operating expenses may not be representative of future operations.

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of our financial position or results of operations had the Chevron Acquisition and the Equity Offering or the Transactions, as applicable, actually occurred on the dates assumed, nor is such unaudited pro forma condensed combined consolidated financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results.

The following table should be read together with, and is qualified in its entirety by reference to, the historical combined consolidated financial statements and the accompanying notes in our 2012 Annual Report and our Quarterly Report for the quarter ended March 31, 2013 (“March 31 Quarterly Report”). The table should also be read together with “The Transactions” included elsewhere in this exhibit, “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” included in exhibit 99.4 to this Current Report on Form 8-K, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our 2012 Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our March 31 Quarterly Report.

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2012(a)	Pro Forma Three Months Ended March 31, 2013
	2010(a)	2011(a)	2012(a)	2012(a)	2013
	(In thousands, except bpd and per barrel data)
	(Predecessors)
Statement of Operations Data(b):
Revenues:
Crude oil gathering	$19,592	$44,959	$72,432	$14,102	$21,691	$72,432	$21,691
Terminalling, transportation and storage	9,465	42,378	84,407	14,161	29,931	134,216	41,585
Total revenues (c)	29,057	87,337	156,839	28,263	51,622	206,648	63,276
Operating and maintenance expenses	50,277	54,302	72,769	15,576	19,489	93,161	23,700
Imbalance settlement gains	(3,250)	(7,153)	(9,686)	(2,490)	(2,424)	(9,686)	(2,424)
Depreciation and amortization expenses	11,233	11,277	13,057	2,811	4,081	31,465	8,683
General and administrative expenses (d)	3,968	8,776	15,713	3,575	6,053	15,713	6,053
Loss on asset disposals	830	26	535	236	164	535	164
Total Costs and Expenses	63,058	67,228	92,388	19,708	27,363	131,188	36,176
Operating Income (Loss)	(34,001)	20,109	64,451	8,555	24,259	75,460	27,100
Interest and financing costs, net	—	(1,610)	(8,992)	(511)	(5,604)	(8,992)	(5,604)
Interest income	—	—	48	—	23	48	23
Net Income (Loss)	$(34,001)	$18,499	$55,507	$8,044	$18,678	$66,516	$21,519

Balance Sheet Data (at period end) (e):
Net Property, Plant and Equipment	$187,434	$196,147	$274,372	$197,547	$283,985		$1,042,347
Total Assets	192,621	233,809	363,178	230,932	771,405		1,186,046
Total Liabilities, excluding debt	12,849	17,137	27,269	14,395	34,504		51,400
Total Debt	—	50,000	354,032	50,000	357,747		902,932

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2012 (a)	Pro Forma Three Months Ended March 31, 2013
	2010 (a)	2011 (a)	2012 (a)	2012 (a)	2013
	(In thousands)
	(Predecessors)
Cash Flow Data:
Cash Flows From (Used In):
Operating activities	$(22,039)	$26,505	$77,505	$14,581	$29,704
Investing activities	(4,789)	(15,021)	(124,947)	(5,786)	(8,732)
Financing activities	26,828	6,842	48,406	(6,106)	375,188
Increase in cash and cash equivalents	$—	$18,326	$964	$2,689	$396,160

Other Financial Data (b):
EBITDA (f)	$(22,768)	$31,386	$77,508	$11,366	$28,340	$106,925	$35,783
Adjusted EBITDA (f)	(21,938)	31,891	79,234	11,980	28,946	108,651	36,389
Distributable cash flow (f)		22,021	66,049	10,405	23,023	93,449	30,435
Distributions to unitholders		351,797	471,551	11,286	22,924

Capital Expenditures (b):
Maintenance (g)	$4,167	$8,268	$10,719	$1,064	$1,896	$12,736	$1,927
Expansion (h)	367	10,418	80,633	11,918	8,340	83,394	8,399
Total Capital Expenditures	$4,534	$18,686	$91,352	$12,982	$10,236	$96,130	$10,326

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2012 (a)	Pro Forma Three Months Ended March 31, 2013
	2010 (a)	2011 (a)	2012 (a)	2012 (a)	2013
	(In thousands)
	(Predecessors)
Operating Information (b) (i):
Crude oil gathering segment:
Pipeline throughput (bpd) (j)	50,695	57,900	66,615	59,744	82,357	66,615	82,357
Average pipeline revenue per barrel (k)	$1.06	$1.27	$1.35	$1.36	$1.27	$1.35	$1.27
Trucking volume (bpd)	23,305	24,059	37,537	25,364	44,925	37,537	44,925
Average trucking revenue per barrel (k)		$2.06	$2.87	$2.90	$3.03	$2.87	$3.03
Terminalling, transportation and storage segment:
Terminalling throughput (bpd) (l)	272,966	314,386	344,431	257,286	395,868	400,301	450,703
Average terminalling revenue per barrel (k)		$0.30	$0.57	$0.48	$0.75	$0.58	$0.73
Pipeline transportation throughput (bpd) (m)	84,992	90,721	88,857	90,656	91,903	175,258	170,231
Average pipeline transportation revenue per barrel		$0.14	$0.22	$0.19	$0.24	$0.68	$0.68
Storage capacity reserved (shell capacity barrels per month)	878,000	878,000	878,000	878,000	878,000	878,000	878,000
Storage revenue per barrel on shell capacity (per month)		$0.50	$0.52	$0.51	$0.52	$0.52	$0.52
__________

(a)
Results of operations include amounts related to the Predecessors during the years ended December 31, 2010, 2011 and 2012 and the three months ended March 31, 2012 prior to April 1, 2012 for the Martinez Acquisition, prior to September 14, 2012 for the Long Beach Acquisition, prior to November 15, 2012 for the Anacortes Acquisition and prior to April 26, 2011, for assets contributed in the IPO, respectively.

(b)
The pro forma Statement of Operations Data, Other Financial Data, Capital Expenditures, and Operating Information has not been adjusted for the Carson Assets Acquisition, Revolver Amendment or the Refinancing Transactions. This data has only been adjusted for the Chevron Acquisition and the Equity Offering. The pro forma adjustments to give effect to the Chevron Acquisition are based on the statements of revenues and direct operating expenses of the Northwest Products System. See “The Transactions---Chevron Pipeline Assets Acquisition” for our estimate of the incremental impact the Chevron Acquisition will have on our annual EBITDA and the components thereof on a going forward basis. Such estimates are substantially reflected in the pro forma data presented in the table above and are not additive to such pro forma adjustments.

(c)	Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and pipeline transportation services.

(d)
Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

(e)	The pro forma Balance Sheet Data reflects adjustments for the Transactions.

(f)	For a discussion of the non-GAAP financial measures of EBITDA, Adjusted EBITDA and distributable cash flow, please read "- Non-GAAP Financial Measures" below.

(g)
Maintenance capital expenditures include expenditures required to maintain equipment, to ensure the reliability, integrity and safety of our tankage and pipeline, and to address environmental regulations.

(h)
Expansion capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities.

(i)
The pro forma Operating Information presented in the table above does not reflect adjustments from the Carson Assets Acquisition. Presented below are the minimum commitments and average rates under the Carson Storage Services Agreement and the Southern California Master Terminalling Services Agreement entered into in connection with the closing of the Carson Assets Acquisition on June 1, 2013:

	Minimum Throughput Commitment					Minimum Annual Commitment
	Through December 31, 2013	% of Total Capacity	Beginning January 1, 2014	% of Total Capacity	Weighted Average Rate (1)	Through December 31, 2013	Beginning January 1, 2014
						(in thousands)
Carson Storage Services Agreement (shell capacity barrels)	1,920,000	100%	1,920,000	100%	$0.80	$18,524	$18,524
Master Terminalling Services Agreement
Terminalling Services (bpd)	125,000	47%	148,375	56%	$0.79	$36,044	$42,784
Dedicated Storage (shell capacity barrels)	2,534,143	79%	2,534,143	79%	$0.90	$27,369	$27,369
__________

(1)
Estimated by applying actual percentages of gasoline and diesel throughput during 2012 to the minimum throughput commitments using actual rates under the commercial agreements. The weighted average rate for storage services is a monthly rate; whereas terminalling services are charged per barrel per day.

(j)
Historical pipeline throughput for the year ended December 31, 2010 includes the effects of a scheduled turnaround at Tesoro’s North Dakota refinery during 2010. Pipeline throughput increased during the three months ended March 31, 2013 as a result of the completion of the North Dakota refinery expansion in 2012.

(k)
Average pipeline revenue per barrel includes tariffs for committed and uncommitted volumes of crude oil under the pipeline transportation services agreement with Tesoro, as well as fees for the injection of crude oil into the pipeline system from trucking receipt points ("pumpover fees"). Average trucking service revenue per barrel includes tank usage fees and fees for providing trucking, dispatching, accounting and data services under our trucking transportation services agreement with Tesoro. Average terminalling revenue per barrel includes terminal throughput fees as well as ancillary service fees for services such as ethanol blending and additive injection.

(l)
We had reduced terminalling throughput due to scheduled turnarounds at Tesoro’s Utah refinery during the year ended December 31, 2010 and Tesoro’s Los Angeles refinery during the year ended December 31, 2010 and the three month period ended March 31, 2012. Terminalling throughput increased during the year ended December 31, 2012 and the three months ended March 31, 2013 as a result of the completion of the Anacortes Rail Facility in September 2012.

(m)	Historical pipeline transportation throughput for 2010 includes the effects of a scheduled turnaround at Tesoro's Utah refinery during the year ended December 31, 2010.

Non-GAAP Financial Measures

We define EBITDA as net income before depreciation and amortization expenses, net interest and financing costs and interest income. We define Adjusted EBITDA as EBITDA plus amortization of debt issuance costs, unit-based compensation expense and loss on asset disposals. We define distributable cash flow as EBITDA less maintenance capital expenditures and net interest and financing costs, plus reimbursement by Tesoro for certain maintenance capital expenditures and other reimbursements by Tesoro, non-cash unit-based compensation expense, loss on asset disposals, interest income, and the change in deferred revenue. EBITDA, Adjusted EBITDA and distributable cash flow are not measures prescribed by U.S. GAAP but are supplemental financial measures that are used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and Adjusted EBITDA in this exhibit provides information useful to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA and Adjusted EBITDA are net income (loss) and net cash from (used in) operating activities. EBITDA and Adjusted EBITDA should not be considered alternatives to U.S. GAAP net income (loss) or net cash from (used in) operating activities. EBITDA and Adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net income (loss) and net cash from (used in) operating activities. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

We believe that the presentation of distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income (loss). The amounts included in the calculation of distributable cash flow are derived from amounts separately presented in our combined consolidated financial statements, with the exception of deferred revenue related to shortfall payments, maintenance capital expenditures, reimbursement by Tesoro for certain maintenance capital expenditures and payment of financing costs. Distributable cash flow should not be considered in isolation or as an alternative to net income (loss) or operating income as an indication of our operating performance or as a substitute for analysis of our results as reported under U.S. GAAP. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and distributable cash flow to their most directly comparable GAAP financial measures on a historical basis for each of the periods indicated.

	Years Ended December 31,			Three Months Ended March 31,		Pro Forma Year Ended December 31, 2012 (a) (b)	Pro Forma Three Months Ended March 31, 2013 (b)
	2010 (a)	2011 (a)	2012 (a)	2012 (a)	2013
	(In thousands)
	(Predecessors)
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)
Net Income (Loss)	$(34,001)	$18,499	$55,507	$8,044	$18,678	$66,516	$21,519
Depreciation and amortization expenses	11,233	11,277	13,057	2,811	4,081	31,465	8,683
Interest and financing costs, net	—	1,610	8,992	511	5,604	8,992	5,604
Interest income	—	—	(48)	—	(23)	(48)	(23)
EBITDA	$(22,768)	$31,386	$77,508	$11,366	$28,340	$106,925	$35,783
Unit-based compensation expense	—	479	1,191	378	442	1,191	442
Loss on asset disposals	830	26	535	236	164	535	164
Adjusted EBITDA	$(21,938)	$31,891	$79,234	$11,980	$28,946	$108,651	$36,389

Reconciliation of EBITDA to net cash from (used in) operating activities:
Net cash from (used in) operating activities	$(22,039)	$26,505	$77,505	$14,581	$29,704
Changes in assets and liabilities	101	4,196	(6,068)	(2,953)	(5,923)
Amortization of debt issuance costs	—	(420)	(1,147)	(159)	(416)
Unit-based compensation expense	—	(479)	(1,191)	(378)	(442)
Loss on asset disposals	(830)	(26)	(535)	(236)	(164)
Interest income	—	—	(48)	—	(23)
Interest and financing costs, net	—	1,610	8,992	511	5,604
EBITDA	$(22,768)	$31,386	$77,508	$11,366	$28,340

	Years Ended December 31,		Three Months Ended March 31,		Pro Forma Year Ended December 31, 2012 (a) (b)		Pro Forma Three Months Ended March 31, 2013 (b)
	2011 (a)	2012 (a)	2012 (a)	2013
	(In thousands)
Reconciliation of Distributable Cash Flow to net income
Net Income	$18,499	$55,507	$8,044	$18,678	$66,516	2,151	$21,519
Depreciation and amortization expenses	11,277	13,057	2,811	4,081	31,465		8,683
Change in deferred revenue related to shortfall payments	—	309	—	(101)	309		(101)
Change in other deferred revenue	—	—	—	484	—		484
Reimbursement for maintenance capital expenditures (c)	8	6,169	—	1,183	6,169		1,183
Non-cash unit-based compensation expense	479	1,191	378	430	1,191		430
Loss on asset disposals	26	535	236	164	535		164
Maintenance capital expenditures (c)	(8,268)	(10,719)	(1,064)	(1,896)	(12,736)		(1,927)
Distributable Cash Flow	$22,021	$66,049	$10,405	$23,023	$93,449		$30,435
__________

(a)
Results of operations include amounts related to the Predecessors during the years ended December 31, 2011 and 2012 and the three months ended March 31, 2012 prior to April 1, 2012 for the Martinez Acquisition, prior to September 14, 2012 for the Long Beach Acquisition, prior to November 15, 2012 for the Anacortes Acquisition and prior to April 26, 2011, for assets contributed in the IPO, respectively.

(b)
The pro forma reconciliations of EBITDA, Adjusted EBITDA and distributable cash flow have not been adjusted to reflect the Carson Assets Acquisition, the Revolver Amendment or the Refinancing Transactions. This data has only been adjusted to reflect the Chevron Acquisition and the Equity Offering. The pro forma adjustments to give effect to the Chevron Acquisition are based on the statements of revenues and direct operating expenses of the Northwest Products System. See “Transactions” for our estimate of the incremental impact the Chevron Acquisition will have on our annual EBITDA and the components thereof on a going forward basis. Such estimates are substantially reflected in the pro forma data presented in the table above and are not additive to such pro forma adjustments.

(c)	Maintenance capital expenditures include expenditures required to maintain equipment, reliability, tankage and pipeline integrity and safety, and to address environmental regulations.